EXHIBIT 99.1

For Immediate Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:

Investors:  Alice Kang  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Tender Offer for its

14% Senior Discount Notes

KIRKLAND, Wa. —  June 11, 2003 - Nextel Partners, Inc. (NASDAQ: NXTP) announced today that it is commencing a cash tender offer and consent solicitation relating to all of its 14% Senior Discount Notes due 2009 (the “14% Notes”, CUSIP No. 65333FAC1).  In connection with this tender offer, Nextel Partners is also soliciting consents to adopt amendments to the indenture under which the 14% Notes were issued which would eliminate substantially all restrictive covenants and certain event of default provisions.  This offer is being made subject to the terms and conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated June 12, 2003.

The consideration to be paid by Nextel Partners for each $1,000 principal amount at maturity of the 14% Notes validly tendered and accepted for payment pursuant to the tender offer will be $1,059.35 (the “Total Consideration”), including a consent payment (the “Consent Payment”) of $25 per $1,000 principal amount at maturity of the 14% Notes that will be paid only for tendered 14% Notes for which consents have been validly delivered and not revoked prior to 5:00 p.m., New York City time, on June 20, 2003, unless extended (the “Consent Date”).  For 14% Notes validly tendered prior to the Consent Date, it is anticipated that settlement will take place on or about the next business day following the Consent Date.  Holders whose 14% Notes are validly tendered after the Consent Date but prior to 5:00 p.m., New York City time, on July 10, 2003, unless extended (the “Expiration Date”), will not receive the Consent Payment with respect to such 14% Notes, but will instead receive the Total Consideration less the Consent Payment, which is equal to $1,034.35 per $1,000 principal amount at maturity of the 14% Notes validly tendered.

Nextel Partners intends to finance the tender offer with the net proceeds from an offering of $425 million of senior notes, pursuant to Rule 144A and Regulation S under the Securities Act of 1933, together with other available funds. The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

Nextel Partners’ obligation to accept for purchase and to pay for the 14% Notes validly tendered in the tender offer is conditioned on, among other things, the satisfaction of a requisite consents condition and a financing condition, each as described in more detail in the Offer to Purchase and Consent Solicitation Statement.

This announcement is not an offer to purchase, nor a solicitation of an offer to purchase or solicitation of consent with respect to, any 14% Notes.  The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement.

Nextel Partners has retained Credit Suisse First Boston and Morgan Stanley to serve as the dealer managers and Mellon Investor Services to serve as the information agent for the tender offer.  Requests for documents may be directed to Mellon Investor Services by telephone at (800) 522-6645 or (917) 320-6286, or in writing at 44 Wall Street, 7th Floor, New York, New York 10005.  Questions regarding the tender offer should be directed to Credit Suisse First Boston at (800) 820-1653 or (212) 538-8474, attention:  Liability Management Group, or Morgan Stanley at (800) 624-1808 or (212) 761-1123, attention: Jeff Kelly.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas.  Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, the completion of our network build-out, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2002 and its quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Nextel Direct Connect® digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 198 of the top 200 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

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